Exhibit 99.1

Aptargroup Earnings Jump to New High and Board Raises Dividend

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--July 20, 2010--Aptargroup, Inc. (NYSE:ATR) today reported record quarterly earnings per share. The Company’s Board of Directors also announced a 20% increase to the quarterly cash dividend.

Second Quarter 2010 Summary

  Reported diluted earnings per share increased 63% to all-time record of $.67
  Reported sales rose 19%
  All segments achieved double digit core revenue growth
  Strong volumes drove improved capacity utilization
  Cost containment efforts contributed to earnings growth
  Quarterly dividend raised 20% to $.18 per share

SECOND QUARTER RESULTS

Reported sales increased 19% to $522.9 million from $440.5 million a year ago despite currency effects which negatively affected sales growth by 3%.

Second Quarter Segment Sales Analysis (Growth Over Prior Year)

	Beauty & Home	Closures	Pharma	Total AptarGroup
Product Sales (including tooling)	26%	20%	13%	22%
Currency Effects	-3%	-1%	-5%	-3%
Total Reported Growth	23%	19%	8%	19%

Commenting on the quarter, Peter Pfeiffer, President and CEO, said, “This was an exceptional quarter for us across the board. Our decision to reduce certain costs during the economic downturn last year without sacrificing critical research or capacity was the right move. We put ourselves in position to take advantage of rising demand as our customers’ businesses regained their momentum. And this momentum, which we saw in the first quarter, carried over into the second quarter. Demand was particularly strong from the fragrance, cosmetic, and personal care markets and appears to be a blend of increased consumer consumption and the absence of inventory destocking that occurred last year. Sales to the food, beverage, and pharmaceutical markets were also quite good in the quarter. Each business segment posted increases in sales and income.”

Pfeiffer continued, “Increased volumes drove improved capacity utilization and, combined with our cost containment efforts, contributed to record operating income of $74 million and record earnings per share. Reported diluted earnings per share increased 63% to a record $.67 per share, compared to $.41 per share in the prior year. Prior year earnings per share included the negative effect of $.03 per share from charges related to our consolidation/severance program.”

YEAR-TO-DATE RESULTS

Pfeiffer stated, “We are very pleased with our performance through the first half of the year. Our business model is again confirmed. Committing to being the innovative leader in the dispensing system niche, offering a broad product range, serving multiple end markets, and being present in strategic regions around the globe are not only critical to our ability to weather difficult short-term economic times like we experienced a year ago, but are also the basis of our growth over the long-term.”

Year-to-date sales increased 18% to a record $1.03 billion from $872.3 million a year ago. Product sales increased 16% while changes in exchange rates added 2%. Operating income increased to $135.7 million, up 53% from $88.5 million a year ago. Reported diluted earnings per share increased 54% to $1.22 per share compared to $.79 per share a year ago. Prior year earnings per share included a negative effect of $.03 per share from charges related to the Company’s consolidation/severance program.

OUTLOOK

Pfeiffer commented, “We remain cautiously optimistic that the markets we serve will continue to recover from the economic downturn of 2008/2009 and that our third quarter results will improve over the prior year. Movements in currency exchange rates are likely to result in some headwinds depending on where the rates settle in the coming quarter. We are encouraged by an increase in project activity primarily in the food and beverage markets and expect to fund additional capital expenditures related to these new projects. Currently we expect third quarter diluted earnings per share to be in the range of $.61 to $.66 per share compared to $.48 per share reported last year. Last year’s earnings per share included the negative effect of $.03 per share from charges related to our consolidation/severance program.”

CASH DIVIDEND INCREASE AND SHARE REPURCHASE PROGRAM

The Board of Directors increased the quarterly dividend by 20% to $.18 per share, payable August 24, 2010 to shareholders of record as of August 3, 2010. The increase brings the annual dividend rate to $.72 per share up from $.60 per share. During the quarter, the Company repurchased approximately 600,000 shares of common stock for approximately $25 million, leaving approximately 2.9 million shares authorized for repurchase at the end of the second quarter.

Pfeiffer said, “Our solid balance sheet and strong cash flow continue to enable us to return value to shareholders with increased dividends and continued share repurchases while we remain in great position to take advantage of strategic opportunities as they present themselves.”

OPEN CONFERENCE CALL

There will be a conference call on Wednesday, July 21, 2010 at 8:00 a.m. CT to discuss the Company’s second quarter results for 2010. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

Aptargroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. Aptargroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the Aptargroup web site at www.aptar.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, Aptargroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which Aptargroup operates, changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; the Company’s ability to successfully implement its strategic realignment; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see Aptargroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. Aptargroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net Sales	$ 522,923	$ 440,508	$ 1,028,392	$ 872,324
Cost of Sales (exclusive of depreciation
shown below)	345,175	288,826	676,331	578,547
Selling, Research & Development and
Administrative	71,213	69,163	149,909	140,601
Depreciation and Other Amortization	32,483	31,435	66,474	61,536
Facilities Consolidation and Severance Expenses	-	3,095	-	3,095
Operating Income	74,052	47,989	135,678	88,545
Other Income/(Expense):
Interest Expense	(3,631)	(5,157)	(7,103)	(8,604)
Interest Income	508	711	1,274	1,986
Miscellaneous, net	(1,139)	(1,110)	(2,141)	(1,229)
Income before Income Taxes	69,790	42,433	127,708	80,698
Provision for Income Taxes	23,031	13,961	41,854	25,632
Net Income	$ 46,759	$ 28,472	$ 85,854	$ 55,066

Net (Income)/Loss Attributable to Noncontrolling Interests	(64)	(12)	(137)	59
Net Income Attributable to Aptargroup, Inc.	$ 46,695	$ 28,460	$ 85,717	$ 55,125
Net Income Attributable to Aptargroup, Inc. Per Common Share:
Basic	$ 0.69	$ 0.42	$ 1.27	$ 0.81
Diluted	$ 0.67	$ 0.41	$ 1.22	$ 0.79

Average Numbers of Shares Outstanding:
Basic	67,630	67,705	67,603	67,691
Diluted	69,682	69,293	70,070	69,660

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
ASSETS

Cash and Equivalents	$ 247,268	$ 332,964
Receivables, net	354,187	319,787
Inventories	237,343	230,807
Other Current Assets	65,211	59,933
Total Current Assets	904,009	943,491
Net Property, Plant and Equipment	683,224	764,068
Goodwill, net	215,580	230,578
Other Assets	16,454	18,056
Total Assets	$ 1,819,267	$ 1,956,193

LIABILITIES AND EQUITY

Short-Term Obligations	$ 133,341	$ 128,355
Accounts Payable and Accrued Liabilities	308,467	288,960
Total Current Liabilities	441,808	417,315
Long-Term Obligations	159,050	209,616
Deferred Liabilities	63,768	75,626
Total Liabilities	664,626	702,557

Aptargroup, Inc. Stockholders' Equity	1,153,709	1,252,845
Noncontrolling Interests in Subsidiaries	932	791
Total Equity	1,154,641	1,253,636

Total Liabilities and Equity	$ 1,819,267	$ 1,956,193

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2010	2009	2010	2009
NET SALES
Beauty & Home	$ 263,719	$ 213,941	$ 527,159	$ 425,613
Closures	147,059	123,087	281,823	240,263
Pharma	112,145	103,522	219,410	206,447
Other	-	(42)	-	1
Total Net Sales	$ 522,923	$ 440,508	$ 1,028,392	$ 872,324

SEGMENT INCOME (1)
Beauty & Home (2)	$ 30,151	$ 11,143	$ 57,130	$ 21,954
Closures (2)	19,394	13,740	36,487	25,357
Pharma (2)	31,952	31,279	61,642	60,483
Corporate Expenses and Other	(8,648)	(9,295)	(21,859)	(20,419)
Total Income Before Interest and Taxes	$ 72,849	$ 46,867	$ 133,400	$ 87,375
Interest Expense, Net	(3,123)	(4,446)	(5,829)	(6,618)
Net Income/(Loss) Attributable to Noncontrolling Interests	64	12	137	(59)
Income before Income Taxes	$ 69,790	$ 42,433	$ 127,708	$ 80,698

SEGMENT INCOME AS % OF NET SALES
Beauty & Home	11.4%	5.2%	10.8%	5.2%
Closures	13.2%	11.2%	12.9%	10.6%
Pharma	28.5%	30.2%	28.1%	29.3%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense net of interest income, stock option and corporate expenses, income taxes and certain unusual items.

(2) Included in the segment income figures reported above are Facilities Consolidation and Severance expenses as follows:

FACILITIES CONSOLIDATION AND SEVERANCE EXPENSES
Beauty & Home	$ -	$ (257)	$ -	$ (257)
Closures	-	(2,838)	-	(2,838)
Pharma	-	-	-	-
Total	$ -	$ (3,095)	$ -	$ (3,095)

CONTACT:
Aptargroup, Inc.
Stephen J. Hagge, 815-477-0424